Exhibit 99.1
MEREDITH CORPORATION PROVIDES BUSINESS UPDATE AND RESPONSE TO COVID-19

DES MOINES, IA (April 20, 2020) - Meredith Corporation (NYSE: MDP; meredith.com), the leading multi-platform media company reaching more than 190 million American consumers and 95 percent of all women in the U.S., today provided an update on the impact of the COVID-19 pandemic on the company.

“With most of our employees working remotely, the Meredith team has risen to the challenge and continues to successfully serve our clients and consumers and demonstrate the enduring value of Meredith,” said Meredith President and Chief Executive Officer Tom Harty. “Traffic to our digital properties is robust, viewership for our local news broadcasts is high, and print subscriptions remain steady. Given recent lifestyle changes, our content is particularly relevant now as more Americans are spending time at home and are demonstrating expanded interest in DIY, food and entertainment, as well as local news programming.

“At the same time, the COVID-19 crisis has created an extremely challenging business environment, including significant advertising campaign cancellations and delays,” continued Harty. “While our financial position is strong, given the impact on advertising — which represents approximately half of our revenue mix — we are proactively taking aggressive actions to strengthen our liquidity and enhance our financial flexibility in the near-term to effectively navigate the current environment.”

Due to the uncertainty stemming from the COVID-19 crisis:

•	Meredith is withdrawing the guidance and assumptions about its fiscal 2020 performance expectations it last communicated on February 6, 2020.

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The Meredith Board of Directors has also unanimously voted to pause Meredith’s common stock dividend. The Board remains committed to paying a dividend over the longer-term and would seek to resume Meredith’s dividend policy when advertising market conditions improve.

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Meredith is implementing a series of operational cost-control measures, including reductions in Board of Directors fees and officer, executive and exempt employee salaries; and even tighter control over production costs and variable expenses.

•	Finally, Meredith is making significant reductions in capital expenditures and working with customers and suppliers to optimize working capital.

BUSINESS UPDATE

•	Meredith was on track through the first two months of its fiscal 2020 third quarter to deliver results within the range of guidance communicated on February 6, 2020, prior to the impact of COVID-19.

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Over the past decade Meredith has increased revenues from consumers, which are mostly recurring and contractual, and reduced its dependence on traditional advertising. In Meredith’s fiscal 2020 first half, approximately 45 percent of revenues were generated from consumers, compared to 27 percent ten years ago. Significant shifts in Meredith’s revenue mix during that time include increased retransmission consent, brand licensing and e-commerce revenues.

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Meredith’s National Media Group continues to produce industry-leading and trusted content with no delays to production or distribution. Magazine subscription solicitations have been strong, with renewal orders from the most recent campaign performing above expectations. This is important because approximately 95 percent of all Meredith magazines are sold via subscriptions. The demand for Meredith magazines at newsstands has also been steady, with increased sales seen at major retailers and grocery store chains, offsetting declines at other newsstand channels.

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Consumer traffic to Meredith’s digital properties grew in the high-single digits for the third quarter of fiscal 2020 compared to the prior-year period, and is up 40 percent so far in April. Given the current lifestyle changes with Americans spending more time at home, Meredith’s content is resonating more than ever.

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Meredith Local Media Group television stations have increased news hours, and are seeing viewership growth of 15 to 40 percent in morning, evening and late newscasts. Additionally, traffic to Meredith’s local news digital sites was up 50 percent in the third quarter of fiscal 2020. This proves once again that viewers turn to their trusted local brands during times of crisis. Importantly, Meredith continues to offer local businesses the most proven and cost-effective way to reach these audiences during such a critical period.

BALANCE SHEET AND LIQUIDITY UDPATE

At March 31, 2020, Meredith had approximately $100 million of cash and cash equivalents and $35 million drawn on its revolving credit facility, compared with December 31, 2019, when Meredith had $21 million of cash and cash equivalents and $55 million drawn on its committed revolving credit facility. Meredith has access to additional liquidity through its $350 million revolving credit facility for general corporate purposes.

Meredith is currently working to close its fiscal third quarter. Given market volatility and material declines in equity prices, the Company expects to record material non-cash impairment charges related to certain indefinite-lived intangible assets, including goodwill, trademarks and FCC broadcast licenses, as well as real estate lease assets. Meredith will provide more details when it reports third quarter results in May.

CONCLUSION

“I continue to be confident in the strength and resilience of Meredith’s diversified business model,” Harty concluded. “The actions we are taking do not come lightly, but are necessary to strengthen our liquidity and enhance our financial flexibility. I thank the Meredith family for its ongoing support, and deeply appreciate the dedication of our employees and our management team.”

“While this is currently a difficult time for our employees and shareholders alike, as a Board we believe these actions are important to best position Meredith for future success,” said Board Vice Chairman Mell Meredith Frazier. “Together, we will weather this difficult period as we have during other times in our 118-year history, and emerge as an even stronger company that we can continue to be proud of.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management’s current knowledge and estimates of factors affecting the Company and its operations. Statements in this release that are forward-looking include, but are not limited to, the Company’s expectation regarding impairment charges and dividend payments; implementation of its strategies to bolster its financial position and maintain liquidity; and expectations regarding performance. Actual results may differ materially from those currently anticipated. Factors that could adversely affect future results include, but are not limited to, the impact of the COVID-19 pandemic on the Company, its customers and its suppliers; downturns in national and/or local economies; a softening of the domestic advertising market; other world, national or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss or insolvency of one or more major clients or vendors; the integration of acquired businesses; changes in consumer reading, purchasing and/or television viewing patterns; increases in paper, postage, printing, syndicated programming or other costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the Company’s industries; increases in interest rates; the consequences of acquisitions and/or dispositions; the risks associated with the Company’s acquisition of Time Inc., including the

Company’s ability to comply with the terms of its debt and equity financings; and the risk factors contained in the Company’s most recent Form 10‑K filed with the Securities and Exchange Commission, which are available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT MEREDITH CORPORATION

Meredith Corporation has been committed to service journalism for 118 years. Today, Meredith uses multiple distribution platforms-including broadcast television, print, digital, mobile and video-to provide consumers with content they desire and to deliver the messages of its advertising and marketing partners.

Meredith's National Media Group reaches 190 million unduplicated American consumers every month, including nearly 95 percent of U.S. millennial women. Meredith is a leader in creating content across media platforms and life stages in key consumer interest areas such as entertainment, food, lifestyle, parenting and home. Meredith is the No. 1 magazine operator in the U.S., and owner of the largest premium content digital network for American consumers. Meredith’s leading national brands PEOPLE, Better Homes & Gardens, InStyle, Allrecipes, REAL SIMPLE, SHAPE, Southern Living, FOOD & WINE, Travel + Leisure, Martha Stewart Living and Health. Meredith also features robust brand licensing activities including more than 3,000 SKUs of branded products at 4,000 Walmart stores across the U.S. and at walmart.com. Meredith’s National Media Group also includes leading affinity marketer Synapse, and The Foundry, the Company's state-of-the-art creative lab and content studio.

Meredith’s Local Media Group includes 17 television stations reaching 11 percent of U.S. households and 30 million viewers. Meredith’s portfolio is concentrated in large, fast-growing markets, with seven stations in the nation’s Top 25 markets — including Atlanta, Phoenix, St. Louis and Portland — and 13 in the Top 50. Meredith's stations produce more than 700 hours of local news and entertainment content each week, and operate leading local digital destinations. Meredith also owns MNI Targeted Media, which delivers targeted advertising solutions to more than 1,200 clients on a local, regional and national level.

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Shareholder/Financial Analyst Contact:	Media Contact:
Mike Lovell	Art Slusark
Director of Investor Relations	Chief Communications Officer
Phone: (515) 284-3622	Phone: (515) 284-3404
E-mail: Mike.Lovell@meredith.com	E-mail: Art.Slusark@meredith.com